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                                                                   EXHIBIT 10.18


                             SHAREHOLDERS' AGREEMENT


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                             SHAREHOLDERS' AGREEMENT


         THIS SHAREHOLDERS' AGREEMENT (this "Agreement") dated as of July 27th, 2000, is entered into by and among GMP|Wireless Medicine, Inc., a Delaware corporation (the "Company"), GMP|Companies, Inc., a Delaware corporation ("GMP"), and Motorola, Inc., a Delaware corporation ("Motorola")(GMP and Motorola are hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders"), as amended from time to time to add such other person(s) who may hereafter become a party to this Agreement.


                                    RECITALS

         A. As provided for in the Amended and Restated License and Cross-License Agreement dated this even date between the Company and Motorola (the "License Agreement"), the Company will issue to Motorola an aggregate of One Million Five Hundred Thousand (1,500,000) shares of the Company's Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), pursuant to the terms and conditions of the Stock Acquisition Agreement of even date herewith and as a part of the transactions between the Company and Motorola described in the License Agreement.

         B. As provided for in the License Agreement, the Company will issue and sell to GMP an aggregate of Eight Million Five Hundred Thousand (8,500,000) shares of the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Stock" and, together with the Class B Common Stock, the "Common Stock") pursuant to the terms and conditions of the Stock Purchase Agreement between the Company and GMP of even date herewith.

         C. As provided in the License Agreement, Motorola will also be granted certain options to purchase shares of common stock of GMP from GMP and an option to purchase certain shares of the Class A Common Stock from GMP.

         D. The Shareholders and the Company agree to provide herein for the options described above and agree that it is in their mutual best interest and in the best interest of the Company to provide certain rights, obligations and restrictions with respect to the Common Stock now or hereafter owned by the Shareholders and any other capital stock of the Company or securities convertible into, exchangeable for or having rights to purchase capital stock of the Company (such capital stock, securities and Common Stock are hereinafter referred to collectively as "Stock").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy and sufficiency whereof are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:


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                                    ARTICLE I

                Restrictions on Transfer/Rights of First Refusal

         1.1      Restrictions on Transfer. Except as otherwise provided by
Section 1.6, no Shareholder (including transferees of Shareholders) shall transfer any Stock, or any interest therein, whether by operation of law or otherwise, except in accordance with all of the provisions of this Agreement. As used in this Agreement, the term "transfer" shall include any sale, pledge, gift, assignment or other disposition of shares of Stock.

         1.2 First Offer. If a Shareholder (the "Selling Shareholder") desires to transfer any or all of such Shareholder's Stock (the "Offered Stock"), such Shareholder shall first give written notice (a "Transfer Notice") thereof to the Company and the other Shareholders, identifying the proposed transferee, the number of shares sought to be transferred, the proposed purchase price (the "Offered Price"), if applicable, the terms of the proposed transaction including the proposed transaction date and a copy of any written offer or other writing setting forth the terms and conditions of the proposed transaction. Such Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell all of the Offered Stock to the other Shareholders at the Offered Price and upon the same terms and conditions as the Selling Shareholder is willing to sell the Offered Stock to the proposed transferee; provided, however, that without the prior written consent of the other Shareholders (which consent shall not be unreasonably withheld), all transfers pursuant to this Article I shall be solely for cash. Once given, a Transfer Notice may not be modified or amended except with the written consent of the Company and the Shareholders (or their Permitted Transferees (as defined in
Section 1.6 below)) holding at least two-thirds of the Common Stock of the Company. Within the twenty (20) day period following the giving of the Transfer Notice (the "First Offer Period"), the other Shareholders may elect, by giving written notice of such election to the Selling Shareholder and the Company, to purchase all but not less than all of the Offered Stock. If more than one of the Shareholders makes such election, each such electing Shareholder shall purchase its pro rata share based upon the number of shares of Common Stock held by it at the time of the election. Any modification or amendment of a Transfer Notice will be deemed a new Transfer Notice with respect to the proposed transfer and will restart the First Offer Period.

         1.3 Second Offer. If the other Shareholders do not elect to purchase all of the Offered Stock within the First Offer Period, the Offered Stock shall then be offered by the Selling Shareholder to the Company for a period of ten (10) days from the end of the First Offer Period (the "Second Offer Period"). The Company shall have the right to purchase all, but not less than all, of the Offered Stock upon the same terms and conditions as set forth in the Transfer Notice.

         1.4 If the other Shareholders and the Company do not elect to purchase all (but not less than all) of the Offered Stock, the Selling Shareholder shall be free to dispose of all of the Offered Stock within ninety
(90) days of the end of the Second Offer Period to the original proposed transferee, at a price not lower than the Offered Price, and upon the terms stipulated in the Transfer Notice in all material respects; provided, however, that any such sale shall be subject to participation by the Shareholders pursuant to the provisions of Section 2.1. However, as a condition to the effectiveness of such transfer, said transferee shall thereupon become a party to


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this Agreement as a Shareholder and, pursuant to Section 6.13, shall confirm such fact by executing a counterpart of this Agreement. If such Offered Stock is not so disposed of by the Selling Shareholder within such ninety (90) day period, the Selling Shareholder shall continue to hold such Stock subject to all of the terms and conditions of this Agreement and may not sell the Stock without again complying with all of the provisions hereof. Any transferee of Offered Stock as to which the right of first refusal set forth in this Article I has not been exercised shall be referred to herein as follows: (i) if the Offered Stock was transferred by GMP, a "GMP Transferee," and (ii) if the Offered Stock was transferred by Motorola, a "Motorola Transferee."

         1.5 Right of First Refusal. Subject to Section 5.2 and the last clause of this sentence, the Shareholders are hereby given a right of first refusal by the Company to purchase their respective pro rata portion of any additional stock issued by the Company; provided, however, that the right of first refusal granted in this Section 1.5 shall not apply to the issuance by the Company of up to an aggregate of 500,000 shares of Common Stock (or options to purchase such shares of Common Stock) (such number being subject to equitable adjustment as provided by Section 6.10 hereof), issuable pursuant to any stock option plan of the Company approved by the Board of Directors of the Company.

         1.6 Certain Transfers Not Prohibited. Except as otherwise expressly provided herein, the restrictions on dispositions of Stock contained in this Agreement shall not be construed to prohibit the following transfers of Stock ("Permitted Transfers"):

                  (a)      an involuntary transfer by operation of law;

                  (b) transfers between Shareholders or by a Shareholder to a subsidiary or parent of such Shareholder or to an "affiliate" of such Shareholder (as such term is defined in Rule 501(b) under the Securities Act of 1933, as amended (the "Securities Act");

                  (c) any transfer of Stock in accordance with Section 2.2 of this Agreement; and

                  (d) any transfer of Stock as part of a firm commitment underwritten public offering of the Company's Common Stock underwritten by a nationally recognized full-service investment bank (a "Qualified Public Offering").

         Any and all Stock in the hands of any transferee pursuant to subsections (a) and (b) of this Section 1.6 (each a "Permitted Transferee") shall remain subject to this Agreement. Permitted Transferees under subsections
(a) and (b) of this Section 1.6 shall be deemed to be Shareholders for all purposes of this Agreement as if they had executed and delivered this Agreement. The rights to purchase Stock under Article I of this Agreement belong to the Company and the Shareholders and are not transferable except that any transferees of Stock under Section 1.6(b), with respect to the shares so transferred, and any transferee of any Shareholder of not fewer than 500,000 shares of Stock (such number being subject to equitable adjustment as provided by Section 6.10 hereof) shall also maintain the right to purchase pursuant to this Article I.


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         1.7      Payment for Stock. All payments hereunder shall be made in cash, by wire transfer of immediately available funds. To the extent that the proposed consideration to be paid by any proposed transferee as described in a Transfer Notice pursuant to Section 1.2 consists of property other than cash, and the Company and the other Shareholders provide the requisite written consent with respect to such non-cash consideration, the purchase price under Sections
1.2 and 1.3 of this Agreement shall be the fair market value of such non-cash consideration.

         1.8 Delivery of Stock and Documents. Upon the closing of a sale as herein provided, the Selling Shareholder shall deliver to each purchaser in exchange for payment of the purchase price: (a) the certificates representing the Offered Stock purchased by such purchaser, endorsed for transfer and bearing any necessary documentary stamps, and (b) such assignments, certificates of authority, tax releases, consents to transfer, instruments and evidence of title of the Selling Shareholder, and of its compliance with applicable state and federal laws, as may be reasonably required by counsel for each such purchaser.


                                   ARTICLE II

                                 Co-Sale Rights

         2.1 Tag Along Rights. (a) In the event any Selling Shareholder or any Permitted Transferee of a Shareholder proposes to sell its Stock and the Shareholders and the Company have not elected to purchase such Stock in accordance with Section 1.2 or in a transaction which is not otherwise exempt under Section 1.6, the Selling Shareholder shall have the right to sell to the proposed transferee upon the terms and conditions set forth in the Transfer Notice, subject to the right of the other Shareholders to participate in such sale in accordance with this Section 2.1. Any Shareholder may elect to participate in the contemplated transfer by delivering written notice to the Selling Shareholder within five (5) days after the expiration of the Second Offer Period. If any other Shareholders have elected to participate in such transfer, the Selling Shareholder and such other Shareholders shall be entitled to sell in the contemplated transfer, at the same price and on the same terms, a number of shares of Stock equal to the product of (i) the quotient determined by dividing the percentage of Stock owned by such Shareholder by the aggregate percentage of Stock owned by all Shareholders participating in such sale and
(ii) the number of shares of Stock to be sold in the contemplated transfer.

         For example, if the Transfer Notice contemplated a sale of 70,000 shares of Stock by the Selling Shareholder, and if the Selling Shareholder at such time owned 60% of all of the Stock and if one other Shareholder elects to participate and owns 20% of all of the Stock, the Selling Shareholder would be entitled to sell 52,500 shares of stock (60% / 80% x 70,000 shares of Stock) and the other Shareholder would be entitled to sell 17,500 shares of Stock (20% / 80% x 70,000 shares of Stock).

         (b) Each Shareholder who elects to participate in a transfer pursuant to this Article II shall effect its participation by promptly delivering to the Selling Shareholder for delivery to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the Stock that such Shareholder elects to sell.


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         The stock certificate or certificates that the Shareholder delivers to the Selling Shareholder pursuant to this section shall be transferred to the prospective purchaser in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to each Shareholder that portion of the sale proceeds to which such Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Shareholder exercising its right of co-sale hereunder, the Selling Shareholder shall not sell any Stock to such prospective purchaser or purchasers unless, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from each Shareholder electing to participate under this Section 2.1 on the same terms and conditions specified in the Transfer Notice.

         The exercise or non-exercise of the rights of the Shareholders described in this Section 2.1 shall not adversely affect their rights to participate in subsequent transfers of Stock subject to this section.

         2.2      Obligation to Sell. Subject to the superceding rights in
Section 1.2, in the event the Company or any Shareholder(s) receive(s) a bona fide written offer to purchase all or substantially all of the assets or all of the outstanding Stock of the Company, regardless of the form of the proposed transaction, at the written request of the Company or the selling Shareholder(s) (the "Selling Party"), as the case may be, each Shareholder shall participate pro rata in such sale and/or vote all of such Shareholder's shares of Stock in favor of the transaction, provided that such sale is approved by at least 50.1% of the outstanding shares of Stock, determined on an a fully diluted basis, held by the Shareholders (other than the Selling Party). The Company or the Selling Party, as the case may be, shall give to each Shareholder a notice (an "Obligation to Sell Notice") containing a description of the material terms of such proposed transaction including the name and address of the proposed transferee, the consideration per share offered for such shares by the proposed transferee, the payment terms and closing date, which shall be a date not less than sixty (60) days after the giving of the Obligation to Sell Notice, and including a copy of any written offer, letter of intent, term sheet or contract of sale. All Shareholders shall be treated equally under this Section 2.2. It shall be a condition of the obligation to sell under this Section 2.2 that all facts and circumstances and all material aspects of any transaction under this
Section 2.2 shall be disclosed to all Shareholders.


                                   ARTICLE III

                         Voting and Corporate Governance

         3.1 Voting for Directors. The parties agree to vote their shares of Stock or consent in writing in the manner necessary to produce the following effect:

                  (a) the Board of Directors of the Company shall initially consist of five (5) members;


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                  (b)      the Company agrees to cause, by action of its Board
                           of Directors, any committee thereof or otherwise, the nomination for election as directors of the Company, one nominee of Motorola, if, and only if, requested by Motorola, and two nominees of GMP (each a "Minority Nominee"); provided, however, that the rights granted in this Section 3.1(b) shall terminate with respect to a Shareholder when such Shareholder or its Permitted Transferees under Section 1.6(b) no longer is the owner of record of at least ten percent (10%) of the issued and outstanding shares of Common Stock on a fully diluted basis;

                  (c) each Shareholder agrees to take any and all actions, including, but not limited to, voting (i) all shares of Stock held of record by it or of which it is the beneficial owner at the time of such vote or action by written consent and (ii) all shares of Stock as to which such Shareholder at the time of such vote or action by written consent has voting control, in each case, in favor of the election to the Board of Directors of the Minority Nominees nominated in accordance with Section 3.1(b) (each such director hereinafter referred to as a "Minority Director");

                  (d) each Shareholder agrees to vote or act by written consent with respect to or cause to be voted or acted by written consent (i) all shares of Stock held of record by it or of which it is the beneficial owner at the time of such vote or action by written consent and (ii) all shares of Stock as to which such Shareholder at the time of such vote or action by written consent has voting control, in each case, to remove or cause the removal from office of any Minority Director if the Shareholder that designated such Minority Director requests such removal by notice to the Shareholders;

                  (e) if at anytime during the term of this Agreement a Minority Director ceases to serve on the Board of Directors of the Company (whether by reason of death, resignation, removal or otherwise), such vacancy shall be filled by the Shareholders of the Company and each Shareholder hereby agrees to vote or act by written consent with respect to or cause to be voted or acted upon by written consent (i) all shares of Stock held of record by it or of which it is the beneficial owner at the time of such vote or action by written consent and (ii) all shares of Stock as to which such Shareholder at the time of such vote or action by written consent has voting control for the vacancy resulting therefrom to be filled by an individual designated by the Shareholder whose Minority Director created such vacancy, in which case such individual, notwithstanding Section 3.1(b), shall be such Shareholders Minority Nominee; and

                  (f) each Shareholder shall vote its shares of Stock, and shall take all other action necessary including, without limitation, any action necessary to amend the Certificate of Incorporation and the By-Laws, to ensure that the


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                           Certificate of Incorporation and the By-Laws
                           facilitate and do not at any time conflict with the provisions of this Agreement.

Except as otherwise provided in this Section 3.1, all directors of the Company shall be elected in the manner prescribed in the By-Laws.

         3.2 Approval by the Board of Directors. The Board shall be consulted on the Company's entry into or amendment of significant distribution, licensing or other material agreements or contracts. The approval of (i) at least 50.1% of the Board of Directors of the Company, and (ii) the approval of the Minority Directors then in office, shall be required for the following:

                  (a) changes to the Company's approved stock option, ESOP or comparable compensation plans in which common share equivalents in excess of 5% of outstanding Common Stock of the Company, on a fully diluted basis, are granted or issued;

                  (b) any merger, consolidation or reorganization of the Company involving any Shareholder or an affiliate thereof; or

                  (c) any amendment or repeal of any of the provisions of the Company's Certificate of Incorporation.

         3.3 Board Meetings. The Board of Directors shall meet in accordance with Section 3.5 of the Company's By-Laws. The Company shall reimburse members of the Board of Directors for the customary and reasonable expenses of attending the meetings of the Board of Directors.

         3.4 Indemnification. The Company shall not amend the indemnification provisions of the Company's Certificate of Incorporation or By-Laws to eliminate or reduce the indemnification provided to all directors and such provisions as so written shall be deemed to be a contract with each director regarding his or her indemnification by the Company. The Company may also enter into separate indemnification agreements with each director.

                                   ARTICLE IV

                                    Dividends

         4.1 General. Subject to Section 4.2, Shareholders shall be entitled to such dividends as may be declared from time to time by the Board of Directors of the Company.

         4.2 GMP Dividends. From and after such time as GMP and its Permitted Transferees under Section 1.6(b) hold fifteen percent (15%) or less of the issued and outstanding shares of Common Stock on a fully diluted basis, Motorola shall use its best efforts to cause all directors to propose and vote at meetings of the Board of Directors or in actions taken by written consent of the Board of Directors in favor of distributing to GMP and its Permitted Transferees under Section 1.6(b) quarterly cash distributions of the Company's net earnings, computed in


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accordance with generally accepted accounting principles consistently applied, based on the then outstanding percentage ownership of the Company held by GMP and its Permitted Transferees under Section 1.6(b).

                                    ARTICLE V

                                Grant of Options

         5.1 Option to Purchase Shares in GMP. GMP hereby grants to Motorola an option to purchase Fifty Thousand (50,000) shares of the $0.001 par value common stock of GMP (the "GMP Option"). The exercise price of GMP Option shall be $18.00 per share, payable in cash at the time of exercise. The GMP Option shall vest upon completion of an initial public offering by GMP of its common stock ("IPO") and shall expire five (5) years after the effective date of that initial public offering ("Expiration Date").

         Exercise of the GMP Option shall be by written notice to GMP (the "Exercise Notice"), which shall state the election to exercise the GMP Option, the number of whole shares for which the GMP Option is being exercised and such other customary representations and agreements as may be reasonably required by GMP in order to comply with the exemptions from registration under the Securities Act or other applicable state securities laws and the lock-up agreements entered into by shareholders of GMP in connection with the IPO. The Exercise Notice must be signed by Motorola and be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as GMP may permit, to the President of GMP, or other authorized representative of GMP, prior to the Expiration Date, accompanied by (i) full payment (as evidenced by a check or by wire transfer) of the aggregate exercise price for the number of shares of GMP stock specified in the Exercise Notice and (ii) an executed copy of the representations and agreements, if any, required by GMP as described above. The GMP Option shall be deemed to be exercised upon receipt by GMP of the Exercise Notice, the aggregate exercise price, and, if required, the other representations and agreements required by GMP as described above.

         5.2      Option to Purchase Shares in the Company. As used in this
Section 5.2, Section 5.3 below, Section 6.2 below and Section 6.15 below, the term "GMP" shall include GMP, any Permitted Transferee of GMP and any GMP Transferee, and the term "Motorola" shall include Motorola, any Permitted Transferee of Motorola and any Motorola Transferee. GMP hereby grants to Motorola an option to purchase from GMP a portion of the shares of the Common Stock of the Company that GMP owns pursuant to the following schedule and terms and conditions:

                  a. Subject to the provisions of Subsection (e) below, beginning on the second (2nd) anniversary after the Company receives its first regulatory approval from both the U.S. Food and Drug Administration and the Federal Communications Commission for the sale or use of a Licensed Product (as defined in the License Agreement) (the "Approval Date") and continuing for a sixty-day period thereafter, Motorola may elect to purchase from GMP an amount of Common Stock of the Company that would increase


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                           Motorola's equity stake in the Company up to a
                           maximum of fifty percent (50%) of the Company's outstanding Common Stock. For purposes of this subparagraph 5.2(a), outstanding Common Stock shall not include: (i) any percentage of the Common Stock of the Company that is outstanding due to the election of Motorola and/or GMP not to exercise their rights of first refusal as set forth in Section 1.5 above; and (ii) the percentage of Common Stock outstanding resulting from any stock option approved by the Board of Directors of the Company.

                  b. Subject to the provisions of Subsection (e) below, on the earlier to occur of (i) Motorola's receipt of written notice from the Company stating its intention to sell all or substantially all of the assets or capital stock of the Company (such notice to be provided no later than forty-five (45) days prior to the anticipated closing date of such transaction),
                           (ii) Motorola's receipt of written notice from the Company stating its intention to file with the Securities and Exchange Commission a registration statement to initiate a Qualified Public Offering (such notice to be provided no later than forty-five
                           (45) days prior to the initial filing of such registration statement), or (iii) at any time between the fifth (5th) and tenth (10th) anniversaries of the Approval Date, Motorola may elect to purchase from GMP an amount of the outstanding Common Stock of the Company, that would increases Motorola's equity stake in the Company to eighty five percent (85%) of the Company's outstanding Common Stock. For purposes of this subparagraph 5.2(b), outstanding Common Stock shall not include: (i) any percentage of the Common Stock of the Company that is outstanding due to the election of Motorola and/or GMP not to exercise their rights of first refusal as set forth in Section 1.5 above; and (ii) the percentage of Common Stock outstanding resulting from any stock option approved by the Board of Directors of the Company.

                  c.       The exercise of the options described in Subsections
                           (a) and (b) above shall be made by Motorola within 15 days after receipt of the written notice given by the Company, by giving GMP written notice of such election as provided in Section 6.11 below. Subject to the receipt of any regulatory approvals required in connection with the purchase of the shares, the closing of the purchase of the shares of Common Stock of the Company shall occur on a date and at a place specified by GMP, which date shall be no sooner than twenty (20) days following the date that the Fair Market Value (as defined in Section 5.3 below) is agreed to by the parties or announced by the independent appraisers.

                  d. In the event that Motorola exercises any of its options described in Subsections (a) or (b) above, Motorola shall, concurrently with the giving of the notice described in Subsection (c) above, offer to purchase a corresponding percentage of Common Stock issued to any person under


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                           any stock option grant approved by the Board of
                           Directors of the Company pursuant to the same terms described above.

                  e. The options granted under Subsections (a) and (b) above shall expire upon the consummation of a Qualified Public Offering.

                  f. The purchase price of the Common Stock of the Company to be purchased by Motorola under Sections 5(a), (b) and (d) above shall be at a price equal to the product of: (i) 105% of the Fair Market Value of the Company (as defined below) at the time of the exercise of such option; and (ii) the ratio that such shares of Common Stock bear to the total outstanding shares of Common Stock of the Company at the time of the exercise of such option.

         5.3 For purpose of this Article V, the "Fair Market Value" of the Company shall be determined jointly by Motorola and GMP. If such parties are unable to reach an agreement within thirty (30) days of Motorola providing written notice that it intends to exercise its option under Section 5(a) or (b), each party shall, at its own expense and within fifteen (15) days of the end of such thirty (30) day period, hire an independent qualified valuation professional of national standing in order to determine the Fair Market Value of the Company. Such valuation professionals shall: (1) utilize the cost, market and income approaches in order to determine Fair Market Value of the Company;
(2) be credentialed by the American Society of Appraisers as an "ASA" or be licensed as a Certified Financial Analyst; (3) conduct the appraisal simultaneously and in compliance with the Uniform Standards of Professional Appraisal Practice ("USPAC"); (4) include a control premium or, in the alternative, not reflect a minority discount, in determining Fair Market Value; and (5) complete the valuation within seventy-five (75) days of their appointment (or such other time period as may be mutually agreed to by Motorola and GMP). Subject to the next paragraph, the Fair Market Value of the Company shall be determined by taking the average of the two Fair Market Values determined by each party's appraiser.

         In the event that the difference between these two Fair Market Values exceeds ten percent (10%) of the highest valuation, a third similarly qualified independent valuation professional, selected by the two appraisers within fifteen (15) days of the date the two appraisers submitted their reports, shall be hired to determine a Fair Market Value within seventy-five (75) days (or such other time period as may be mutually agreed to by Motorola and GMP), unless GMP and Motorola otherwise agree to a Fair Market Value. This third valuation professional shall likewise utilize the cost, market and income approaches and conduct the appraisal in compliance with USPAC. GMP and Motorola agree to share equally the costs and expenses incurred by the third valuation professional and to execute and deliver such engagement letters as are reasonably requested.

         The Fair Market Value of the Company shall be determined by taking the average of the two closest of the three Fair Market Values.

         5.4 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in


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the capital structure of GMP, appropriate adjustments shall be made in the number, class and the exercise price of the shares subject to the option granted to Motorola in Section 5.1.

                                   ARTICLE VI

                            Miscellaneous Provisions

         6.1      Information Rights. The Company shall furnish to Shareholders:
(i) audited annual and unaudited quarterly financial statements; (ii) monthly summary financial statements within twenty-one (21) days of the end of each month; and (iii) a copy of Company's proposed annual business plan at least 45 days prior to the beginning of Company's fiscal year. Shareholders shall be entitled to inspect books, records and properties of the Company on reasonable notice and during normal business hours.

         6.2      Registration Rights.

                  a. Demand Rights. If any Shareholder or Shareholders holding at least five percent (5%) of the outstanding Common Stock of the Company request in writing (specifying that the request is being made pursuant to this Section 6.2(a)) that the Company file a registration statement or similar document under the Securities Act to effect the registration of at least fifteen percent (15%) of the Common Stock held by all Shareholders (or any lesser percentage if the aggregate offering price to the public would be not less than $7,500,000, net of underwriting discounts and commissions), the Company will, within ten (10) days of receiving such request, provide notice to all Shareholders of such request and shall use its best efforts to effect the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and ensuring compliance with the Securities Act) of all shares of Common Stock that any Shareholder joining in such request shall specify in a written request received by the Company within fifteen (15) days following notice by the Company of the proposed registration. The Company shall not be obligated to effect more than two (2) registrations under these demand right provisions for either Motorola or GMP, and shall not be obligated to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of a Qualified Public Offering, or (ii) if it delivers notice to the holders of the shares of Common Stock that have requested inclusion in such registration within forty-five (45) days of receiving any registration request of its intent to initiate such Qualified Public Offering within one hundred eighty (180) days.

                  b. Company Registration. The Shareholders shall be entitled to "piggyback" registration rights on all registrations of the Company or on any demand


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

                           registrations of any other Shareholder.
                           Notwithstanding the foregoing, if the Board of Directors of the Company determines, upon the advice of the managing underwriter, that a limitation should be imposed on the number of shares of Common Stock which may be included in the registration statement because, in its reasonable discretion, such limitation is necessary to avoid a materially adverse effect on the distribution or market for the Common Stock, then the Company may exclude shares of Common Stock pro rata among Shareholders seeking to include shares of Common Stock, in proportion to the number of shares of Common Stock owned by each such Shareholder.

                  c. S-3 Rights. Shareholders shall be entitled to two (2) demand registrations on Form S-3 per year if available to the Company so long as the aggregate price to the public of such registered offerings are not less than $500,000.

                  d. Expenses. The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggybacks and S-3 registrations.

                  e. Transfer of Rights. The registration rights shall inure to the benefit of a Permitted Transferee of a Shareholder who is deemed a Shareholder hereunder in accordance with Section 6.13 below, provided the Company is given written notice thereof.

                  f. Other Registration Rights.The Company shall not, without the prior written consent of both the holders of a majority of the Class A Common Stock and Class B Common Stock, voting separately as a class, grant any registration rights superior to or on parity with the rights granted pursuant to this Section 6.2.

                  g. Standoff Provision. No Shareholder of the Company will sell shares within one hundred eighty (180) days of the effective date of a Qualified Public Offering if all officers, and directors are similarly bound.

                  h. Other Provisions. Other provisions shall be entered into with respect to registration rights as are reasonable, including cross-indemnification, the period of time in which the registration statement shall be kept effective and underwriting arrangements.

         6.3 No Right of Employment. No Shareholder shall have any right of employment or other benefits, or any right to be a Director or officer of the Company, solely as a consequence of owning Stock in the Company. Each Shareholder who is a Director or officer of the Company acknowledges that, if the Board of Directors determines that salary or other compensation (other than dividends) shall be paid to any Director or officer of the Company, the Company shall be under no obligation to pay each other Director or officer a proportionate share of such salary or compensation.

         6.4 Company Designee. All rights granted to the Company by the terms of this Agreement may be exercised by such person, persons, entity or entities as the Board of Directors of the Company, in its sole discretion, shall designate acting by vote or unanimous written consent.

         6.5 Endorsement of Stock Certificates. All certificates representing Stock owned by the Shareholders shall have conspicuously endorsed thereon a legend substantially as follows:

                              "TRANSFER RESTRICTED

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS AND CONDITIONS AND RESTRICTIONS UPON TRANSFER PURSUANT TO A SHAREHOLDERS' AGREEMENT BY AND AMONG THE COMPANY AND ITS SHAREHOLDERS. A COPY OF THE SHAREHOLDERS' AGREEMENT MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THAT ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE."

         6.6 Entire Agreement. This Agreement together with the other documents referenced herein represent the complete agreements among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral agreements and understandings including without limitation the March 29, 2000 Letter of Intent.

         6.7 Pronouns. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

         6.8 Separability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provisions were omitted.

         6.9 Headings. The headings in this Agreement have been inserted for convenience of reference only and shall not constitute a part of this Agreement.

         6.10 Adjustments. If there shall be any change in the Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, anti-dilution addition, combination or exchange of shares, or the like (any such event being an "Adjustment"), all of the terms and provisions of this Agreement shall apply to any new, additional or different shares or securities issued as a result of such Adjustment and the price and number of securities subject to the provisions hereof shall be adjusted accordingly.

         6.11 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or via a nationally recognized overnight courier providing a receipt for delivery and properly addressed as set forth below.

         For the Company:                     For GMP:

         Bart Chernow, M.D., President        Michael Salem, M.D.
         GMP|Wireless Medicine, Inc.          Executive Vice President
         One East Broward Blvd., Suite 1701   GMP|Companies, Inc.
         Fort Lauderdale, FL 33301            One East Broward Blvd., Suite 1701
                                              Fort Lauderdale FL 33301


         For Motorola:

         General Counsel
         Motorola, Inc.
         1301 East Algonquin Road
         Schaumburg, IL 60196

         Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

         6.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

         6.13 Parties. Any person who acquires ownership of Stock (including shares of Stock hereafter issued) and who is required to become a party to this Agreement in accordance with the terms of this Agreement shall automatically become a party to this Agreement, as a Shareholder, and shall confirm such fact by executing, upon request of any of the parties hereto, a counterpart of this Agreement.

         6.14 Failure to Comply with the Provisions of this Agreement. In addition to any other legal or equitable remedies which it or they may have, the Company and the Shareholders may enforce their rights under any provision of this Agreement by actions for specific performance (to the extent permitted by law) and each party hereto acknowledges and agrees that the parties hereto will be irreparably damaged in the event that this Agreement is breached. Further, the Company may refuse to transfer on its books record ownership of Stock that shall have been sold or transferred in violation of this Agreement or to recognize any transferee as one of the Company's shareholders for any purpose (including without limitation, for purposes of dividend and voting rights) until all applicable provisions of this Agreement have been complied with in full. All remedies provided by this Agreement are in addition to other remedies provided by law.

         6.15 Waiver, Amendment and Termination. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of each Shareholder holding at least five (5%) of the shares of Stock (on a fully diluted basis). This Agreement (other than Section 6.2 which shall survive until (i) all of the shares of Common Stock held by a Shareholder have been either sold or registered under the Securities Act, or (ii) all of such shares of Common Stock may be sold under Rule 144 of the Securities Act without regard to the volume limitations contained therein) shall terminate with respect to all shares of Stock upon the closing of (a) a Qualified Public Offering, or
(b) a sale of all or substantially all of the assets or capital stock of the Company, or (c) the consummation of any transaction in accordance with the provisions of Section 2.1 hereof which results in a Change in Control. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) the Company merges or consolidates with another entity and is not the surviving entity (other than a merger to change the state of incorporation of the Company or any successor entity); (ii) the Company sells or otherwise transfers all or substantially all of its assets; or (iii) more than 50% of the voting capital stock of the Company is transferred in a single transaction or a series of related transactions, provided, however, that any increase in Motorola's equity ownership to an amount in excess of 50% shall not be deemed a Change in Control for purposes of this Agreement.

         6.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original and all of which together shall constitute but one and the same document.

         6.17 Governing Law. This Agreement is executed and delivered in the State of Delaware, and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for all purposes and in all respects, without regard to the conflict of laws provisions of such state.

         6.18 Dispute Resolution. If the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the affected parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the other affected party a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 6.18; (ii) during the forty-five (45) day period following the delivery of the notice described in Section 6.18(i) above, appropriate representatives of the affected parties will meet and seek to resolve the disputed issue through negotiation; and (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within thirty (30) days after the period described in Section 6.18(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Wilmington, Delaware in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement,
(i) discovery shall be allowed and governed by the Delaware Code of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and shall be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) calendar days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) calendar days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than forty-five (45) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Delaware or the U.S. District Courts in Delaware.

         IN WITNESS WHEREOF, the Company and the Shareholders have executed this Shareholders' Agreement as of the day and year first above written.





THE COMPANY:                                GMP:


GMP|Wireless Medicine, Inc.                 GMP|Companies, Inc.


By:                                         By:
   ---------------------------------           ---------------------------------
Bart Chernow, M.D., President               Michael Salem, M.D.,
                                            Executive Vice President
One East Broward Blvd., Suite 1701          One East Broward Blvd., Suite 1701
Fort Lauderdale, FL 33301                   Fort Lauderdale FL 33301
Facsimile: 954-745-3511                     Facsimile: 954-745-3511


MOTOROLA:


Motorola, Inc.



By:
   ---------------------------------
Jonathan Meyer
Senior Vice President,
Assistant General Counsel,
and n   Director of Patents,
Trademarks and Licensing

1301 East Algonquin Road
Schaumburg, IL 60196
Facsimile:
          --------------------------